                                                                   July 21, 2000

Prof. K. Barry Sharpless
c/o ChiRex, Inc.
300 Atlantic Street
Suite 402
Stamford, CT 06901

           Re:  Extension of Term of Consulting Agreement
                -----------------------------------------

Dear Prof. Sharpless:

          Reference is hereby made to (i) that certain consulting agreement, dated as of July 19, 1996 (the "Consulting Agreement"), between you and ChiRex, Inc. (the "Company") and (ii) that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among Rhodia, a French corporation ("Parent"), Cousin Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company.

          Subject to the consummation of the Offer (as such term is defined in the Merger Agreement), you hereby agree to extend the term of the Consulting Agreement through December 31, 2001.

          This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          Please acknowledge your agreement with the foregoing by signing in the space below.


                                                CHIREX INC.

                                                /s/ Thomas I.H. Dubin
                                                ----------------------------
                                          Name:     Thomas I.H. Dubin
                                         Title:     Vice President, General
                                                    Counsel & Secretary

Agreed and accepted:

/s/ K. Barry Sharpless
----------------------------
    K. Barry Sharpless